Sierra Monitor Corporation Announces Financial Results
for the Second Quarter Ended June 30, 2013

Second Quarter Net Income up 30% Year over Year

Receives Over $500,000 Gas Detection Order from the U.S. Navy

Milpitas, California – July 31, 2013 – Sierra Monitor Corporation (OTCQB: SRMC), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the second quarter and six months ended June 30, 2013.

Financial Highlights

•	Achieved second quarter 2013 sales of approximately $4.8 million, compared to $4.7 million in the same period of 2012

•	Reported second quarter net income of $0.4 million, up 30% compared to second quarter net income of $0.3 million in the prior year

•	Income from operations increased 29% to $0.7 million, compared to $0.6 million in the second quarter of 2012

•	Increased cash balance to approximately $3.3 million at the end of the second quarter of 2013 with no bank debt

•	Recorded sales of $9.1 million for the six months ended June 30, 2013

•	Reported year-to-date net income of $0.6 million

Business Highlights

•	Received an order valued at over $500,000 from the United States Navy for the replacement of on-board gas detection sensors for life safety systems. The order is expected to ship in 2013.

•	Expanded sales of ProtoCessor protocol interface cards to Original Equipment Manufacturers in the boiler control industry, delivering product to 68 manufacturers and increasing boiler control market sales by 73% year over year for the first six months of 2013.

•	Supplied over $100,000 of new Sentry-IT gas detection controllers to a long-term Sierra Monitor customer to upgrade systems at a large Midwest waste-water treatment utility

•	Received follow-on orders to supply approximately 400 gas detectors to the Guangzhou Refinery on the Southeast Coast of China.

•	Received our first order for gas detection systems from a state-owned Indonesian oil and gas corporation.

•	Received a $300,000 order for gas detection systems for Tie-in Works at East Abu Dhabi.

•	Received first order for supply of gas detection systems for a refinery in Oman.

Second Quarter and First Six Months of 2013 Financial Results

Net sales for the quarter ended June 30, 2013 were $4,787,581 compared to $4,665,279 reported for the same period of 2012. For the six months ended June 30, 2013, sales were $9,144,690, compared to $10,867,215 for the same period of 2012.

Sierra Monitor posted GAAP net income of $436,237, or $0.04 per share (basic and diluted), for the quarter ended June 30, 2013, compared to GAAP net income of $334,875 or $0.03 per share (basic and diluted), for the same period of 2012. Sierra Monitor posted GAAP net income of $633,795, or $0.06 per share basic (basic and diluted), for the six months ended June 30, 2013, compared to GAAP net income of $907,931, or $0.09 per share (basic and diluted), for the same period of 2012.

Sierra Monitor posted non-GAAP net income of $537,280 or $0.05 per share basic and diluted, for the quarter ended June 30, 2013 compared to non-GAAP net income of $447,102 or $0.05 per share basic and $0.04 per share diluted, for the same period of 2012. Sierra Monitor posted non-GAAP net income of $845,949 or $0.08 per share (basic and diluted), for the six months ended June 30, 2013, compared to non-GAAP net income of $1,129,316, or $0.11 per share basic and diluted, for the same period of 2012.

“Our second quarter results show strong growth over the first quarter with improvements in gross margin, operating profit and cash flow.” said Gordon R. Arnold, chairman and chief executive officer. “Our sales revenue in the first half of 2013 returned to a more normalized run rate compared to the first six months of 2012 when we had shipped the largest order for gas detection instrumentation in the Company’s history valued at over $2 million. Our backlog improved as a result of new orders including several new international gas detection customers in the oil and gas industry and a large order from the US Navy. We ended the second quarter with a strong balance sheet and $3.3 million cash on hand.”

Cash Position

Sierra Monitor had $3,258,545 in cash at June 30, 2013 with no bank borrowings. Trade receivables at June 30, 2013 were $2,216,502. At June 30, 2013, the Company’s Days Sales Outstanding was 42 days.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption. For more information visit: http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com

Table A
SIERRA MONITOR CORPORATION

Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Net sales	$4,787,581	$4,665,279	$9,144,690	$10,867,215
Cost of goods sold	1,935,866	1,960,702	3,840,811	5,003,280
Gross profit	2,851,715	2,704,577	5,303,879	5,863,935
Operating expenses
Research and development	563,159	544,975	1,078,655	1,117,808
Selling and marketing	1,022,537	1,050,539	2,087,081	2,088,740
General and administrative	548,238	551,466	1,091,112	1,144,256
	2,133,934	2,146,980	4,256,848	4,350,804
Income from operations	717,781	557,597	1,047,031	1,513,131
Interest income	93	31	2,856	89
Income before income taxes	717,874	557,628	1,049,887	1,513,220
Income tax provision	281,637	222,753	416,092	605,289
Net income	$436,237	$334,875	$633,795	$907,931
Net income available to common shareholders per common share
Basic	$0.04	$0.03	$0.06	$0.09
Diluted	$0.04	$0.03	$0.06	$0.09
Weighted average number of common shares used in per share computations:
Basic	10,104,311	9,901,177	10,020,978	9,901,177
Diluted	10,208,639	10,118,965	10,151,537	10,117,771

Table B

SIERRA MONITOR CORPORATION
Balance Sheet

Assets	June 30,	December 31,
	2013	2012
	(unaudited)
Current assets:
Cash	$3,258,545	$2,306,258
Trade receivables, less allowance for doubtful accounts of approximately $83,000 in 2013 and 2012, respectively	2,216,502	1,913,185
Inventories, net	2,506,719	2,994,804
Prepaid expenses	277,680	280,363
Income tax deposit	46,104	120,796
Deferred income taxes - current	335,730	335,730
Total current assets	8,641,280	7,951,136

Property and equipment, net	381,374	289,505
Other assets	226,449	135,393
Total assets	$9,249,103	$8,376,034

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$789,312	$713,973
Accrued compensation expenses	537,249	259,546
Other current liabilities	69,949	89,989
Total current liabilities	1,396,510	1,063,508

Deferred tax liability	59,419	59,419
Total liabilities	1,455,929	1,122,927

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 10,104,311 shares issued and outstanding	10,104	10,004
Additional paid-in capital	2,980,156	2,871,898
Retained earnings	4,802,914	4,371,205
Total shareholders’ equity	7,793,174	7,253,107
Total liabilities and shareholders’ equity	$9,249,103	$8,376,034

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated July 31, 2013 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
SIERRA MONITOR CORPORATION

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
GAAP Net Income	$436,237	$334,875	$633,795	$907,931
Depreciation and amortization	57,177	73,038	123,452	148,034
Provision for bad debt expense	155	5,000	155	6,350
Provision for inventory losses	21,424	13,356	43,189	23,356
Stock based compensation expense	22,287	20,833	45,358	43,645
Total adjustments to GAAP net income	101,043	112,227	212,154	221,385
Non-GAAP Net Income	$537,280	$447,102	$845,949	$1,129,316

Non GAAP Net Income Per Share:
Basic	$0.05	$0.05	$0.08	$0.11
Diluted	$0.05	$0.04	$0.08	$0.11
Weighted-average number of shares used in per share computations:
Basic	10,104,311	9,901,177	10,020,978	9,901,177
Diluted	10,208,639	10,118,965	10,151,537	10,117,771